Ownership of Operating Subsidiaries


  Name of Corporation
Sundance Homes, Inc.
Rembrandt Homes, Inc.
Sundance Suburban Properties, Inc.
SAR Development, Inc.
SRLB Development, Inc.
Hometown Development, Inc.
McCarty's Mill Development, Inc.
Sutton Development, Inc.
Georgian Ct. Development, Inc.
Heartland Meadows Development, Inc.
Chicago Urban Properties, Inc.
Lake-Wells Management, Inc.
1515 South Michigan Lofts, Inc.
Erie Center Tower, Inc.
Erie Center Lofts, Inc.
Sangamon Lofts, Inc.
Marathon Center, Inc.
Matteson Development, Inc.
Walnut Point Development, Inc.